EXHIBIT 99.1

Gambro Healthcare

The following discussion and analysis of Gambro Healthcare’s financial condition and results of operations was provided to us by Gambro Healthcare’s management. We have not independently verified this information, and, accordingly, the accuracy of this information is not guaranteed.

Overview

Gambro Healthcare’s operations represent a single reporting segment, with approximately 97% of its 2004 net operating revenues derived directly from providing dialysis services, of which 83% represented on-site dialysis services in approximately 547 centers that are wholly-owned or majority-owned. Gambro Healthcare’s other direct dialysis services, which are operationally integrated with Gambro Healthcare’s center operations, relate to patient-performed peritoneal dialysis and acute treatments in hospitals.

Gambro Healthcare’s year-over-year treatment volume growth for 2004 was less than 1%, compared with 4.4% and 5.5% for 2003 and 2002, respectively. The decrease in Gambro Healthcare’s treatment growth rate in 2004 was primarily due to its decision to focus on improving profitability levels, as well as the impact of divestitures in late 2003 and 2004.

The percent of patients under government reimbursement programs to total 2004 dialysis center patients remained at approximately 81% in 2004.

In terms of revenue dollars, approximately 65% of Gambro Healthcare’s total 2004 dialysis revenue is from government-based programs. Medicare reimbursements represent approximately 60% of Gambro Healthcare’s 2004 dialysis revenue. A major portion of Gambro Healthcare’s commercial rates are contracted amounts with major payors and are subject to intense negotiation pressure. Over the past year, Gambro Healthcare has been successful in improving its average reimbursement rate in the aggregate for patients with commercial plans, in addition to obtaining fee schedule increases.

Approximately 40% of Gambro Healthcare’s total 2004 dialysis revenue is associated with physician-prescribed pharmaceuticals. Changes in physician practice patterns and pharmaceutical protocols focused on improving clinical outcomes, have accounted for a significant portion of the increase in Gambro Healthcare average revenue per treatment over the past three years.

Gambro Healthcare’s operating performance with respect to services charge capture billing and collecting can also be a significant factor in how much average revenue per treatment is actually realized. Over the past several years, Gambro Healthcare has increased its focus on billing and collecting and processes to increase reliability, as well as compliance with federal and state regulations. Gambro Healthcare’s focus on improving its systems to insure proper compliance with regulations has led to improved billing and collection outcomes.

Because of the inherent uncertainties associated with predicting third-party reimbursements in the healthcare industry, Gambro Healthcare’s revenue recognition involves significant estimation risks. Gambro Healthcare’s estimates are developed based on the best information available to it and its best judgment as to the reasonably assured collectibility of its billings as of the reporting date. Changes in estimates are reflected in the financial statements based upon on-going actual experience trends or subsequent settlements and realizations, depending on the nature and predictability of the estimates and contingencies.

Gambro Healthcare’s annual average dialysis revenue per treatment increased to $288 in 2004 from $267 in 2003 and $253 in 2002. These increases were principally due to increases in Gambro Healthcare’s standard fee schedules (impacting non-contracted commercial revenue), changes in physician-prescribed pharmaceuticals, commercial contract negotiations and continued improvements in Gambro Healthcare’s focus on clinical outcomes revenue capture, billing and collecting operations, while maintaining a relatively stable mix of commercial patients and commercial rates.

The principal drivers for Gambro Healthcare’s patient care costs are labor efficiency, labor rates, vendor pricing of pharmaceuticals and business infrastructure costs. However, other cost categories can represent significant cost changes such as increased insurance costs experienced in 2003 and 2004. Gambro Healthcare’s labor efficiency has improved over the past two years primarily because of reduced employee turnover and improved staffing efficiencies. For the past three years, Gambro Healthcare has been able to negotiate relatively stable pharmaceutical pricing with its vendors.

General and administrative expenses as a percent of total revenue have remained relatively stable over the past several years. Substantial increases in spending related to strengthening Gambro Healthcare’s business and regulatory compliance processes and legal and other professional fees have been the primary driver for the nominal increase in general and administrative expenses.

Results of operations

The following is a summary of net operating revenues and operating expenses.

	Year ended December 31,
	2002		2003		2004
	(dollars in millions, except per treatment data)
Net operating revenues:
Current period services	$1,655	100%	$1,823	100%	1,964	100%

Operating expenses and charges:

Patient care costs	1,206	73%	1,325	73%	1,423	73%
General and administrative	151	9%	161	9%	172	9%
Depreciation and amortization	67	4%	70	4%	76	4%
Provision for uncollectible accounts	66	4%	80	4%	72	4%
Settlement with U.S. government and associated charges					352
Other (income) expenses, net	6		2		(3)

Total operating expenses and charges	1,496		1,638		2,092

Operating income	$159		$185		$(128)

Dialysis treatments	6,286,000		6,563,000		6,582,000

Average dialysis treatments per treatment day	20,084		20,968		20,960
Average dialysis revenue per treatment	$253		$267		$288

Net operating revenues

Net operating revenues.  The total net operating revenues increased 8% in 2004 and 10% in 2003. Less than 1% of the increase in 2004 and 4% in 2003 were due to increases in the number of dialysis treatments and approximately 7% and 6% were attributable to increases in the average dialysis revenue per treatment.

Dialysis revenue.  Dialysis revenue represented approximately 97% of 2004 current net operating revenue. Lab, other and management fee income accounted for the balance of net operating revenues.

Dialysis services include outpatient center hemodialysis, which accounted for approximately 83% of total 2004 dialysis revenue, home dialysis, which accounted for approximately 11% of total 2004 dialysis revenue, and inpatient hemodialysis with contracted hospital, which accounted for approximately 6% of total 2004 dialysis revenue. Major components of dialysis revenue include the administration of EPO and other pharmaceuticals as part of the dialysis treatment, which represented approximately 40% of net operating revenues in 2004.

The majority of Gambro Healthcare’s profits from dialysis services are derived from commercial payors, some of which pay at negotiated reimbursement rates and others which pay based on Gambro Healthcare’s usual and customary fee schedule. The commercial reimbursement rates are generally under continuous downward pressure as Gambro Healthcare negotiates contract rates with large HMOs and insurance carriers. In addition, as a patient transitions from commercial coverage to Medicare coverage, the reimbursement rates generally decline substantially.

Approximately 65% of Gambro Healthcare’s total 2004 dialysis revenues were from government-based programs, principally Medicare and Medicaid. Approximately 60% of Gambro Healthcare’s total 2004 dialysis revenues were associated with Medicare patients.

The number of dialysis treatments increased by less than 1% in 2004 and 4.4% in 2003. This increase was principally due to non-acquired annual growth rates. The decrease in Gambro Healthcare’s treatment growth rate in 2004 was primarily due to its decision to be more selective in development opportunities and to focus on improving profitability levels. A portion of the decrease also reflects the impact of clinic divestitures in late 2003 and 2004.

The average dialysis revenue recognized per treatment was $288, $267 and $253 for 2004, 2003 and 2002, respectively. The increase in average dialysis revenue per treatment in 2004 and 2003 was principally due to increases in physician prescribed pharmaceuticals, particularly relating to the increasingly compromised medical conditions of the patients that are starting their dialysis treatments, and increases in commercial pricing. The average dialysis revenue per treatment for the fourth quarter of 2004 was $293. Gambro Healthcare’s mix of commercial patients remained relatively stable during 2004, while its commercial rates increased significantly as a result of increased focus on commercial contracting. Commercial patients and rates are major drivers of profitability.

Lab and other services.  Gambro Healthcare’s laboratory operations were subject to investigations by agencies of the U.S. government based on billing practices over defined periods between 1994 and 1996. These investigations were settled which resulted in cash payments and a requirement to enter into a corporate integrity agreement. During 2000 and 2001, Gambro Healthcare conducted extensive analysis surrounding interpreting available regulatory guidance as to the required level of documentation to support proper laboratory billings. During 2001, it was determined that releasing certain bills for tests predating the implementation of the new process could present regulatory problems. In 2001, charge of approximately $85 million was taken, which included approximately $76 million for the establishment of additional reserves against outstanding accounts receivable for the tests in question and approximately $9 million for expenditures related to efforts to verify, primarily by third party consultants, the existence of appropriate documentation for any tests that were held and subsequently billed. Subsequent to the additional reserves being established, only nominal amounts of accounts receivable related to the tests in question were billed and collected, with the remainder being written off against the reserves, predominantly by the end of 2001.

As a result of collection experience in previous periods, Gambro Healthcare recognized laboratory revenues on an as-billed methodology during 2002. A series of edit requirements were added to Gambro Healthcare’s processes before a bill could be released. Approximately $11 million of net operating revenues related to tests conducted in 2001 was recorded in 2002 and approximately $5 million of net operating revenues related to tests conducted in 2002 was recorded in 2003. On January 1, 2003, Gambro Healthcare returned to a full accrual method of revenue recognition based on the implementation of improved systems and successful experience with billing and collection during 2002.

During 2002, Gambro Healthcare’s subsidiary, Dialysis Holdings, Inc. (formerly known as VIVRA, Inc.) reached a settlement with the U.S. Department of Justice regarding a qui tam lawsuit involving certain laboratory operations in a lab which was legally dissolved in 1996, but which liabilities were assumed by Gambro Healthcare when it acquired VIVRA, Inc. in 1997. The settlement, under which Gambro Healthcare denied any wrongdoing, resulted in a cash payment and a corresponding charge to general and administrative expenses of approximately $4 million.

Operating expenses and charges

Patient care costs.  Patient care costs are those costs directly associated with operating and supporting Gambro Healthcare’s dialysis centers and ancillary operations and consist principally of labor, pharmaceuticals, medical supplies and facility costs. As a percentage of net operating revenue, patient care costs were 73% for 2004, 2003, and 2002, respectively. On a per-treatment basis, patient care costs increased approximately $14 and $10 in 2004 and 2003, respectively. The increase in both years was principally due to higher labor and insurance costs and increases in new center openings, as well as increases in the levels of physician-prescribed pharmaceuticals. Increases in revenue per treatment more than offset these cost increases.

General and administrative expenses.  General and administrative expenses consist of those costs not specifically attributable to the dialysis centers and ancillary operations and include expenses for corporate and regional administration, including centralized accounting, billing and cash collection functions, information technology and legal and regulatory compliance functions. General and administrative expenses as a percentage of net operating revenues (excluding prior period services revenue) were approximately 8.8%, 8.8% and 9.1% in 2004, 2003 and 2002, respectively. In absolute dollars, general and administrative expenses increased by approximately $11 million in 2004 and $10 million in 2003. The increase in 2004 principally consisted of higher labor costs due to strengthening of the regulatory compliance group. The increase in 2003 was principally due to higher labor costs and higher legal costs related to the defense of the securities litigation described in the notes to the financial statements. Approximately $7 million in general and administrative expenses in both 2004 and 2003 related to the U.S. Attorney’s subpoena received in June 2001.

Depreciation and amortization.  The increase in depreciation and amortization from $70 million in 2003 to $76 million in 2004 was principally due to new center developments and new information technology systems.

Provision for uncollectible accounts receivable.  The provisions for uncollectible accounts receivable remained steady at approximately 4% of current net operating revenues for all periods presented.

Minority interests and equity income, net.  Minority interests increased in 2004 by approximately $2 million principally due to improved profitability in Gambro Healthcare’s centers with minority partners. Minority interest as a percentage of revenue remained consistent in all periods presented. In late 2004, Gambro Healthcare purchased the minority interests in all of its joint ventures with physicians and physician practice groups except for one such physician joint venture. Gambro Healthcare has agreed to acquire the interests in such physician joint venture at a price to be determined by an independent appraiser.

Settlement with U.S. government.  On December 1, 2004, Gambro Healthcare reached a final settlement with the U.S. Department of Justice and other agencies of the U.S. government to resolve matters raised as a consequence of the subpoena received in June 2001. In accordance with the terms of its settlement:

•	Gambro Healthcare, without admitting liability, paid $310 million to resolve the civil claims raised by the federal government.

•	Gambro Supply Corp., a subsidiary that ceased operations effective December 31, 2002, made a payment of $25 million and pled guilty to a single felony criminal charge that its predecessor, REN Supply Corporation, made false statements to the Medicare program in 1993 and 1996 regarding its status as a wholly-owned subsidiary of REN USA, Inc. for the purpose of circumventing federal prohibitions applicable to dialysis supply companies.

•	Gambro Healthcare entered into a five-year corporate integrity agreement, under which it will further increase employee training, especially in the areas of billing and coding, and strengthen monitoring to ensure that all systems, policies and procedures meet or exceed compliance requirements.

Gambro Healthcare has also reached a preliminary agreement with the National Association of Medicaid Fraud Control Units to settle all state Medicaid claims arising as a result of the aforementioned subpoena. Under the terms of the settlement, Gambro Healthcare would pay an aggregate of $15 million plus interest at 5% from December 1, 2004 until final payment, which is expected to occur during the first half of 2005.

A pre-tax charge of $354 million was recorded for the above items in 2004. Approximately $2 million was recorded as interest expense. The remaining $352 million was recorded as operating expense. Gambro Healthcare has not been served with any lawsuits or received any formal claims from any non-governmental payors based on the announcement of the original subpoena, the preliminary agreement or the final settlement. Potential exposure to non-government payors cannot be estimated at this time, and Gambro Healthcare cannot provide any assurance that no payor will raise such a claim in the future.

Debt expense

Debt expense for 2004, 2003 and 2002 consisted of interest expense of approximately $37 million, $40 million and $57 million, respectively. The decrease in interest expense in each year is the result of lower average debt balances and lower effective interest rates. External interest expense in 2004 includes $2 million related to the settlement with the U.S. government.

Provision for income taxes

The provision for income taxes for 2004, 2003 and 2002 represented an effective tax rate of (6.2)%, 42.4% and 40.3%, respectively. The significant change in the effective rate in 2004 was primarily driven by the estimated non-deductibility of portions of the settlement with the U.S. government. The increase in the effective tax rate in 2003 compared to 2002 was primarily due to an increase in estimated nondeductible items.

Off-balance sheet arrangements and aggregate contractual obligations

	Within One Year	2-3 Years	4-5 Years	After 5 Years	Total
Scheduled payments under contractual obligations:
Long-term debt (principally due to parent)	$—	$—	$—	$1,340	$1,340
Operating leases	61	108	79	84	332

	$61	$108	$79	$1,424	$1,672

Potential cash requirements under existing commitments:
Acquisition of dialysis centers	$29	—	—	—	$29

	$29	$—	$—	$—	$29

Contingencies

In October 1998, a qui tam suit was served against Gambro Healthcare and several of its subsidiaries as well as other persons and entities. The complaint requested unspecified damages and alleged a conspiracy to defraud the Medicare program by inappropriate billing for ambulance transportation services. Neither Gambro Healthcare, nor any of its affiliates, owns or operates an ambulance transport company. Some of the additional defendants in the suit were four physicians who are independent contractors with respect to one or more of the defendant clinics, and two former Gambro Healthcare employees. Several ambulance companies and one physician have settled with the plaintiffs in exchange for information. Discovery commenced at the end of 2000 and Gambro Healthcare has now produced over 100,000 documents to plaintiffs’ counsel relating to the four defendant clinics and other clinics in the Atlanta, Georgia area that Gambro Healthcare asserts are the only clinics subject to the suit. The plaintiffs filed a Motion to Compel Discovery and for Sanctions in May 2001. In November 2004, the U.S. District Court for the Northern District of Georgia granted Gambro Healthcare’s motion for summary judgment and subsequently issued an order dismissing the case. The relator has filed a notice of appeal with the U.S. Court of Appeals for the Eleventh Circuit. If the relator is successful on appeal and a court determines that there has been wrongdoing, the penalties under applicable statutes could be substantial.

On or about November 5, 2004, Gambro Healthcare and its subsidiary, Gambro Healthcare Laboratory Services, Inc. were served with subpoenas from the United States Attorney’s Office for the Eastern District of New York in Brooklyn to produce a wide variety of information and documentation about their business and operations and their laboratory testing for PTH and for vitamin D dosing and reimbursement. The subpoenas are virtually identical. Other participants in the dialysis industry received a similar subpoena, including DaVita, Fresenius Medical Care and Renal Care Group. For the time being, the government has agreed to limit the scope of Gambro Healthcare’s document production to documents relating to the Gambro Healthcare’s PTH testing methods, billing, vitamin D dosing and certain matters pertaining to its relationships with the suppliers of vitamin D medications. We cannot predict whether legal proceedings will be initiated against Gambro Healthcare relating to this investigation or, if proceedings are initiated, the outcome of any such proceedings. If a court determines that there has been wrongdoing, the penalties under applicable statutes could be substantial.

An adverse determination from either one of these inquiries or from additional inquiries could have a material adverse impact on our business, results of operation and financial condition. The penalties under the federal anti-kickback law, Stark laws and False Claims Act and other federal and state statutes can be substantial.

In addition to the foregoing, Gambro Healthcare is subject to various other ordinary course and non-ordinary course of business claims and suits. Gambro Healthcare believes that the ultimate resolution of these additional pending proceedings, whether the underlying claims are covered by insurance or not, will not have a material adverse effect on its financial condition, results of operations or cash flows.

Critical accounting estimates and judgments

For a discussion of Gambro Healthcare’s critical accounting estimates and judgments, see the notes to the Gambro Healthcare combined financial statements.